PATIENT SAFETY TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Steven H. Kane and Marc L. Rose do hereby certify that:

1.          They are the President and Chief Executive Officer, and Chief Financial Officer, Treasurer and Secretary, respectively, of Patient Safety Technologies, Inc., a Delaware corporation (the “Corporation”).

2.          The Corporation is authorized to issue 1,000,000 shares of preferred stock, of which 500,000 shares were previously designated as “Series A Convertible Preferred Stock,” of which 10,950 are issued and outstanding.

3.          All of the presently undesignated shares of preferred stock of the Corporation may be issued with such rights and powers as the board of directors of the Corporation (the “Board of Directors”) may designate.

4.          The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the amended and restated certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, $1.00 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 150,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person (other than any merger or consolidation in which stockholders of the Corporation immediately prior to such merger or consolidation beneficially own more than 50% of the voting shares of the surviving corporation immediately following such merger or consolidation), (ii) the Corporation, directly or indirectly, effects any sale, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions to an “Independent Third Party” (defined below), (iii)  the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement), with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (assuming conversion of all convertible Preferred Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) unrelated to the sale by the Corporation of its securities for capital raising purposes or (iv) the stockholders of the Corporation accept a tender offer that would have substantially the same effect as the transaction described in clause (iii) immediately above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.33 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Independent Third Party” means any person (and/or “group” as defined in Section 13 of the Securities Exchange Act of 1934, as amended, who, immediately prior to a contemplated transaction, (a) does not beneficially own in excess of the 10% of the Corporation’s issued and outstanding Common Equivalents (a “10% Owner”), (b) is not a controlling, controlled by or under common control with any 10% Owner, (c) is not the spouse or descendant (by birth or adoption) of any 10% Owner, or (d) is not a trust for the benefit of (i) any 10% Owner, (ii) an entity controlling, controlled by or under common control with any 10% Owner, and/or (iii) the spouse or descendant (by birth or adoption) of any 10% Owner.

“Junior Securities” means the Common Stock, the Series A Convertible Preferred Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or redemption or liquidation preference.

“Limited Liquidation Preference” shall have the meaning set forth in Section 5.

“Liquidation” shall have the meaning set forth in Section 5.

“Los Angeles Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Payments Due” shall have the meaning set forth in the definition of Junior Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividends” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 24, 2010, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Convertible Preferred Stock” means that series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” in Article V(D) of the Corporation’s Amended and Restated Certificate of Incorporation as in effect on the Original Issue Date.

“Series B Directors” shall have the meaning set forth in Section 4(a).

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Special Committee” shall have the meaning set forth in Section 8.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3 and as adjusted for reverse and forward stock splits, stock dividends, reclassifications and the like after the Original Issue Date.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Transfer Online, Inc., the current transfer agent of the Company, with a mailing address of 317 SW Alder Street, 2nd Floor, Portland, OR  97204 and a facsimile number of (503) 227-6874, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion or redemption of the Preferred Stock.

“Voting Rights Class” shall have the meaning set forth in Section 4(a).

“Voting Rights Triggering Event” shall mean the first to occur of (i) dividends on the Preferred Stock being in arrears and unpaid with respect to two or more consecutive quarterly Dividend Payment Periods, or with respect to three or more quarterly Dividend Payment Periods (whether or not consecutive) and (ii) the fifth (5th) anniversary of the Original Issue Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock established hereunder shall be designated as Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 150,000 (which shall not be subject to increase without the written consent of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”) in accordance with Section 4(b) hereof).  Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value equal to One Hundred Dollars ($100) (the “Stated Value”).

Section 3. Dividends.

(a) Dividends in Cash; PIK Dividends.  Subject to the PIK Dividend (as defined below) provisions in this Section 3(a), Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 7.00% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on July 1, 2010 and each Conversion Date (with respect only to Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash; provided, however, with respect to all such dividends due on or prior to December 31, 2011, such dividends shall be payable in kind in the form of additional shares of Preferred Stock (each such dividend, a “PIK Dividend”); provided, further, all dividends due after December 31, 2011 must be paid solely in cash.  With respect to the payment of any PIK Dividend, the number of shares of Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Preferred Stock shall be determined by dividing (i) the amount of the PIK Dividend (were it paid in cash) by (ii) the Stated Value per share of Preferred Stock.  To the extent that any PIK Dividend would result in the issuance of a fractional share of Preferred Stock to any Holder, then the amount of such fraction multiplied by the Stated Value shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as legally possible thereafter).

(b) Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(c) Late Fees. Any dividends that are not paid within 10 Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 15% per annum or the lesser rate permitted by applicable law, which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

(d) Restricted Payments. So long as any shares of Preferred Stock are outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 in any fiscal year for all officers and directors).  So long as any shares of Preferred Stock are outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 3 or dividends due and paid in the ordinary course on the Series A Convertible Preferred Stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

(e) Surplus.  The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

Section 4. Voting Rights. The shares of Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(a) Voting Rights Triggering Events.  If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of shares of Preferred Stock, voting as a single class consisting solely of shares Series B Convertible Preferred Stock (the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Company to elect two additional directors to the Board of Directors (the “Series B Directors”).  Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.  In connection with the voting rights provided for in this Section 4(a), the following additional provisions shall apply:

(i) Such voting rights may be exercised at a special meeting of the Company’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until (x) if the Voting Rights Triggering Event is a failure to pay dividends, such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 4(a) shall terminate or (y) if the Voting Rights Triggering Event is occurrence of the fifth (5th) anniversary of the Original Issue Date (even if a dividend failure has occurred and has been cured), such time as the Voting Rights Class votes affirmatively to remove its directors.  In the case of a special meeting of stockholders for the purpose of electing the Series B Directors, the Corporation shall call such meeting as promptly as possible, but not later than 60 days after receiving the written demand (which, if submitted in connection with the occurrence of the fifth (5th) anniversary of the Original Issue Date, may be submitted prior to such anniversary such that the 60 day maximum period in which to hold the special meeting can be made to end on or shortly after such fifth (5th) anniversary) of holders of a majority of the outstanding shares of Preferred Stock to hold such meeting.

(ii) At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares of Preferred Stock constituting a majority of the shares of Preferred Stock present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(iii) Any director elected pursuant to the voting rights created under this Section 4(a) shall hold office until the next annual meeting of stockholders (unless such term was previously terminated pursuant to Section 4(a)(i)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 4 shall terminate.

(b) Negative Covenants.  So long as any shares of Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, and shall not permit any of the Subsidiaries to, without the consent of the holders of a majority of the outstanding shares of Preferred Stock, directly or indirectly:

(i)        alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation,

(ii)       authorize, create or issue any class or series of stock (or issue additional shares of Series A Convertible Preferred Stock) ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock,

(iii)      amend its certificate of incorporation, by-laws or other charter documents (by merger or otherwise) in any manner that adversely affects any rights of the Holders;

(iv)      increase the number of authorized shares of Preferred Stock,

(v)      enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval);

(vi)      issue rights, options or warrants to all holders of Common Stock (and not proportionately to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date for the determination of stockholders entitled to receive such rights, options or warrants;

(vii)    distribute (other than as a dividend) to all holders of Common Stock (and not proportionately to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 4(b)(vi)); or

(viii)   enter into any agreement with respect to any of the foregoing;

provided, however, that for the avoidance of doubt, the Corporation may authorize, increase the authorized amount of, or issue any class or series of Junior Securities, without the consent of the holders of the Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

(c) Votes Per Share.  In exercising the voting rights set forth in Sections 4(a) and 4(b), each share of Preferred Stock shall be entitled to one vote.

Section 5. Liquidation; Deemed Liquidation; Special Limited Preference to Series A Convertible Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), subject to the prior distribution of the Limited Liquidation Preference (defined below), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation available to stockholders an amount per share of Preferred Stock equal to the greater of (i) the Stated Value, plus accrued but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 hereof immediately prior to such Liquidation (the “Series B Liquidation Preference”) , in each case plus any fees or liquidated damages then due and owing thereon under this Certificate of Designation, and in each case before any distribution or payment shall be made to the holders of any Junior Securities (except that the first $1,095,000 in aggregate liquidation preference shall, in any Liquidation, first be paid with respect to the Series A Convertible Preferred Stock in accordance with the terms thereof as in existence on the Original Issue Date (the “Limited Liquidation Preference”); all other amounts payable with respect to the Series A Convertible Preferred Stock shall be deemed payments to holders of Junior Securities and shall be subject to the priorities in favor of the Preferred Stock stated herein), and if the assets of the Corporation shall be insufficient to pay in full such amounts, then, subject to the Limited Liquidation Preference, the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment in full of the Series B Liquidation Preference to a Holder, such Holder shall not be entitled to any further participation in any distribution of assets of the Corporation. A Change of Control Transaction shall be deemed a Liquidation, unless a majority of the outstanding shares of Preferred Stock elect in writing delivered to the Corporation prior to such Change of Control to not treat such Change of Control as a Liquidation.  The Corporation shall mail written notice of any such Liquidation, not less than 20 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder; and Mandatory Conversion.

(i) Conversion at the Option of the Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.  The Corporation shall maintain records showing the number of shares of Preferred Stock converted for each Holder and the applicable Conversion Date.  Each Holder and any assignee, by acceptance of a certificate for the Preferred Stock, acknowledges and agrees that, by reason of the provisions of this paragraph, the number of shares of Preferred Stock represented by such certificate may at any given time be less than the amount stated on the face thereof.

(ii) Mandatory Conversion. Each share of Preferred Stock will be automatically converted, without cost and on the terms of this Section 6, into the number of whole shares of Common Stock into which the share of Preferred Stock would be convertible under Section 6(a)(1) above when and if, at any time on or after the Original Issue Date, either (I) both of the following conditions are satisfied: (x) the VWAP of the Common Stock for all of the Trading Days during any six consecutive month period is equal to or in excess of $1.50 per share, and (y) the number of shares traded during such period averages at least 50,000 shares of Common Stock per Trading Day (with both the price and volume requirements being subject to proportional adjustment in the even of any subsequent stock splits, stock combinations or stock dividends), or (II) the Corporation’s operating income (excluding the effects, whether positive or negative, or any non-cash expenses or gains) is positive for at least four consecutive fiscal quarters and the Corporation’s cumulative operating income (excluding the effects, whether positive or negative, or any non-cash expenses or gains) during such four fiscal quarters is at least $5,000,000, in each case determining operating income in accordance with generally accepted accounting principles from the Corporation’s audited financial statements audited by its independent registered public accounting firm and covering the periods in question (and in the event of any disagreement as to compliance with this clause (II), such independent registered public accounting firm’s written determination shall be binding) and, in the case of either clause (I) or clause (II), the Corporation shall have provided written notice to all Holders at least 20 days prior to the conversion setting forth in reasonable detail the calculations on which the conversion determination is based.  Any dividends or distributions accrued or declared but unpaid at the time of conversion with respect to the Preferred Stock converted will be paid to the holder of Common Stock issued on conversion of the Preferred Stock (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as legally possible thereafter); and further provided that the failure to pay such dividend or distribution shall not preclude the automatic conversion of such Preferred Stock unless a Voting Rights Triggering Event has previously occurred.

(b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.75, subject to adjustment herein (the “Conversion Price”).

(c) Mechanics of Conversion

(i) Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of the Preferred Stock.  The Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii) Obligation Absolute. The Corporation’s obligation to issue and timely deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and, if the Corporation sought such injunction, the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.  If the Corporation fails to take those actions within its control to deliver to a Holder such certificate or certificates pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Preferred Stock being converted, $25 per Trading Day for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares in accordance with its obligations as specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase or decrease will not be effective until the 61 st  day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Liquidity Rights.  Upon the occurrence of a Voting Rights Triggering Event and the election of the Series B Directors, then, in addition to any other rights or remedies the Holders may have in connection with any failure to pay dividends, the Corporation shall within two (2) business days of such event create a special committee of the Board of Directors consisting of not more than 3 directors, of which two (2) must be the Series B Directors (the “Special Committee”) and promptly take the following other actions: (a) grant the Special Committee, through appropriate action of the Board of Directors, sole and exclusive authority and power, on behalf of the Corporation, to investigate and negotiate a sale of the Company or other Change of Control transaction or strategic alternative thereto, including the corporate power and authority to, on behalf of the Corporation, execute, enter, deliver and perform all applicable transaction agreements (including merger agreements, asset purchase agreements, etc.), that such Special Committee deems advisable, and to cause the Corporation to call a special meeting of stockholders to consider the proposed transaction, submit the proposed transaction to the stockholders for consideration at such special meeting, include in any proxy materials the recommendation of the special committee (along with any other appropriate materials) and, subject to any applicable stockholder approval requirements, consummate any such transaction approved by the Special Committee, (b) grant the Special Committee the right and resources to hire its own independent counsel and investment bankers at the Corporation’s sole expense, (c) provide the Special Committee members with reasonable compensation for their services commensurate with existing board of directors compensation for meetings of committees, (d) enable the Special Committee to have confidential, attorney client privileged discussions with the Special Committee’s counsel and (e) cooperate with the Special Committee so as to enable it to carry out its plans, and generally grant the Special Committee such rights, powers, resources and protections as a full board of directors would have in connection with similar transactions.  The Special Committee shall remain in existence so long as the Voting Rights Class continues to have the right to elect the Series B Directors pursuant to Section 4(b).  Notwithstanding anything in this Section 9 to the contrary, the Special Committee shall have no power to approve any transaction with any Affiliate of any member of the Special Committee.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 5 Caufield Place, Suite 102, Newtown, PA  18940, Attention: Corporate Secretary, facsimile number (215) 579-6937, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (including indemnity or security reasonably satisfactory to the Corporation).

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Los Angeles (the “Los Angeles Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Los Angeles Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Los Angeles Courts, or such Los Angeles Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 24th day of June, 2010.

/s/ Steven H. Kane	/s/ Marc L. Rose

Name: Steven H. Kane	Name: Marc L. Rose
Title: Chief Executive Officer	Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $1.00 per share (the “Common Stock”), of Patient Safety Technologies, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect
Conversion:

Number of shares of
Preferred Stock
owned prior to
Conversion:

Number of shares of
Preferred Stock to be
Converted:

Stated Value of
shares of Preferred
Stock to be
Converted:

Number of shares
of Common Stock
to be Issued:

Applicable
Conversion Price:	$0.75

A-1

Number of shares of
Preferred Stock
subsequent to
Conversion:

Address for
Delivery:

or

DWAC Instructions*:

Name of DTC
Participant (Holder’s
prime broker-dealer):

DTC Participant
Number:

Name of Account at
DTC Participant to
be credited with the
shares:

Account Number at
DTS Participant to
be credited with the
shares:

*  You must contact your broker-dealer and ask them to initiate the DWAC or you will not receive the shares.

(Print Name of Holder)

By:

Name:

Title:

A-2